Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-41406, 33-49882, 033-62097, 333-90552, 333-109210, 333-131399 and 333-131902 on Form S-8 pertaining to the 1990 Stock Option Plan; Immucor, Inc. 1990 Stock Option Plan; 1995 Stock Option Plan; Immucor, Inc. 1998 Stock Option Plan; Immucor, Inc. 1995 Stock Option Plan; Immucor, Inc., 2003 Stock Option Plan; and Immucor Inc., 2005 Long-Term Incentive Plan, respectively, of Immucor, Inc., of our report dated September 13, 2005, except for the impact of the 3-for-2 stock split in fiscal 2006 as discussed in Note 1, as to which the date is July 28, 2006, with respect to the consolidated financial statements and schedule of Immucor, Inc., included in the Annual Report (Form 10-K) for the year ended May 31, 2007.

/s/ Ernst & Young LLP

Atlanta, Georgia
July 27, 2007